================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             _______________________

                                  SCHEDULE 13D


                    Under the Securities Exchange Act of 1934
                                (Amendment No. 4)
                             _______________________

                           PROBUSINESS SERVICES, INC.
                                (Name of Issuer)

                    Common Stock, par value $0.001 per share
                         (Title of Class of Securities)


                                    742674104
                                 (CUSIP Number)

                                 Matthew Nimetz
                    c/o General Atlantic Service Corporation
                                3 Pickwick Plaza
                          Greenwich, Connecticut 06830
                            Tel. No.: (203) 629-8600
                     (Name, Address and Telephone Number of
                      Person Authorized to Receive Notices
                               and Communications)
                             _______________________

                                  June 20, 2003
                      (Date of Event which Requires Filing
                               of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 1(f) or 1(g), check the following box [_].

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


================================================================================

                                                            --------------------
                                                               PAGE   2  OF  16
                                                            --------------------

--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  General Atlantic Partners, LLC
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [X]
                                                                (b)     [_]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

                  OO
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
--------------------------------------------------------------------------------
                                7       SOLE VOTING POWER

                                        -0-
         NUMBER OF              ------------------------------------------------
           SHARES               8       SHARED VOTING POWER
 BENEFICIALLY OWNED BY EACH
         REPORTING                      -0-
           PERSON               ------------------------------------------------
            WITH                9       SOLE DISPOSITIVE POWER

                                        -0-
                                ------------------------------------------------
                                10      SHARED DISPOSITIVE POWER

                                        -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  -0-
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  -0-
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

                  OO
--------------------------------------------------------------------------------

                                                            --------------------
                                                               PAGE   3  OF  16
                                                            --------------------

--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  General Atlantic Partners 39, L.P.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [X]
                                                                (b)     [_]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

                  OO
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
--------------------------------------------------------------------------------
                                7       SOLE VOTING POWER

                                        -0-
         NUMBER OF              ------------------------------------------------
           SHARES               8       SHARED VOTING POWER
 BENEFICIALLY OWNED BY EACH
         REPORTING                      -0-
           PERSON               ------------------------------------------------
            WITH                9       SOLE DISPOSITIVE POWER

                                        -0-
                                ------------------------------------------------
                                10      SHARED DISPOSITIVE POWER

                                        -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  -0-
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                  [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  -0-
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

                  PN
--------------------------------------------------------------------------------

                                                            --------------------
                                                               PAGE   4  OF  16
                                                            --------------------

--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  General Atlantic Partners 59, L.P.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [X]
                                                                (b)     [_]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

                  OO
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
--------------------------------------------------------------------------------
                                7       SOLE VOTING POWER

                                        -0-
         NUMBER OF              ------------------------------------------------
           SHARES               8       SHARED VOTING POWER
 BENEFICIALLY OWNED BY EACH
         REPORTING                      -0-
           PERSON               ------------------------------------------------
            WITH                9       SOLE DISPOSITIVE POWER

                                        -0-
                                ------------------------------------------------
                                10      SHARED DISPOSITIVE POWER

                                        -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  -0-
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                  [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  -0-
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

                  PN
--------------------------------------------------------------------------------

                                                            --------------------
                                                               PAGE   5  OF  16
                                                            --------------------

--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  General Atlantic Partners 70, L.P.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [X]
                                                                (b)     [_]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

                  OO
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
--------------------------------------------------------------------------------
                                7       SOLE VOTING POWER

                                        -0-
         NUMBER OF              ------------------------------------------------
           SHARES               8       SHARED VOTING POWER
 BENEFICIALLY OWNED BY EACH
         REPORTING                      -0-
           PERSON               ------------------------------------------------
            WITH                9       SOLE DISPOSITIVE POWER

                                        -0-
                                ------------------------------------------------
                                10      SHARED DISPOSITIVE POWER

                                        -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  -0-
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                  [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  -0-
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

                  PN
--------------------------------------------------------------------------------

                                                            --------------------
                                                               PAGE   6  OF  16
                                                            --------------------

--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  General Atlantic Partners 73, L.P.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [X]
                                                                (b)     [_]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

                  OO
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
--------------------------------------------------------------------------------
                                7       SOLE VOTING POWER

                                        -0-
         NUMBER OF              ------------------------------------------------
           SHARES               8       SHARED VOTING POWER
 BENEFICIALLY OWNED BY EACH
         REPORTING                      -0-
           PERSON               ------------------------------------------------
            WITH                9       SOLE DISPOSITIVE POWER

                                        -0-
                                ------------------------------------------------
                                10      SHARED DISPOSITIVE POWER

                                        -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  -0-
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                  [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  -0-
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

                  PN
--------------------------------------------------------------------------------

                                                            --------------------
                                                               PAGE   7  OF  16
                                                            --------------------

--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  General Atlantic Partners 74, L.P.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [X]
                                                                (b)     [_]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

                  OO
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
--------------------------------------------------------------------------------
                                7       SOLE VOTING POWER

                                        -0-
         NUMBER OF              ------------------------------------------------
           SHARES               8       SHARED VOTING POWER
 BENEFICIALLY OWNED BY EACH
         REPORTING                      -0-
           PERSON               ------------------------------------------------
            WITH                9       SOLE DISPOSITIVE POWER

                                        -0-
                                ------------------------------------------------
                                10      SHARED DISPOSITIVE POWER

                                        -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  -0-
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                  [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  -0-
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

                  PN
--------------------------------------------------------------------------------

                                                            --------------------
                                                               PAGE   8  OF  16
                                                            --------------------

--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  GAP Coinvestment Partners, L.P.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [X]
                                                                (b)     [_]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

                  OO
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

                  New York
--------------------------------------------------------------------------------
                                7       SOLE VOTING POWER

                                        -0-
         NUMBER OF              ------------------------------------------------
           SHARES               8       SHARED VOTING POWER
 BENEFICIALLY OWNED BY EACH
         REPORTING                      -0-
           PERSON               ------------------------------------------------
            WITH                9       SOLE DISPOSITIVE POWER

                                        -0-
                                ------------------------------------------------
                                10      SHARED DISPOSITIVE POWER

                                        -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  -0-
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                  [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  -0-
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

                  PN
--------------------------------------------------------------------------------

                                                            --------------------
                                                               PAGE   9  OF  16
                                                            --------------------

--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  GAP Coinvestment Partners II, L.P.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [X]
                                                                (b)     [_]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

                  OO
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
--------------------------------------------------------------------------------
                                7       SOLE VOTING POWER

                                        -0-
         NUMBER OF              ------------------------------------------------
           SHARES               8       SHARED VOTING POWER
 BENEFICIALLY OWNED BY EACH
         REPORTING                      -0-
           PERSON               ------------------------------------------------
            WITH                9       SOLE DISPOSITIVE POWER

                                        -0-
                                ------------------------------------------------
                                10      SHARED DISPOSITIVE POWER

                                        -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  -0-
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                  [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  -0-
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

                  PN
--------------------------------------------------------------------------------

                                                            --------------------
                                                               PAGE  10  OF  16
                                                            --------------------

--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  GapStar, LLC
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [X]
                                                                (b)     [_]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

                  OO
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
--------------------------------------------------------------------------------
                                7       SOLE VOTING POWER

                                        -0-
         NUMBER OF              ------------------------------------------------
           SHARES               8       SHARED VOTING POWER
 BENEFICIALLY OWNED BY EACH
         REPORTING                      -0-
           PERSON               ------------------------------------------------
            WITH                9       SOLE DISPOSITIVE POWER

                                        -0-
                                ------------------------------------------------
                                10      SHARED DISPOSITIVE POWER

                                        -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  -0-
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                  [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  -0-
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

                  OO
--------------------------------------------------------------------------------

                                                            --------------------
                                                               PAGE  11  OF  16
                                                            --------------------

--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  GAPCO GmbH & Co. KG
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [X]
                                                                (b)     [_]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

                  OO
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

                  Germany
--------------------------------------------------------------------------------
                                7       SOLE VOTING POWER

                                        -0-
         NUMBER OF              ------------------------------------------------
           SHARES               8       SHARED VOTING POWER
 BENEFICIALLY OWNED BY EACH
         REPORTING                      -0-
           PERSON               ------------------------------------------------
            WITH                9       SOLE DISPOSITIVE POWER

                                        -0-
                                ------------------------------------------------
                                10      SHARED DISPOSITIVE POWER

                                        -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  -0-
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                  [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  -0-
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

                  PN
--------------------------------------------------------------------------------

                                                            --------------------
                                                               PAGE  12  OF  16
                                                            --------------------

--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  GAPCO Management GmbH
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [X]
                                                                (b)     [_]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

                  OO
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

                  Germany
--------------------------------------------------------------------------------
                                7       SOLE VOTING POWER

                                        -0-
         NUMBER OF              ------------------------------------------------
           SHARES               8       SHARED VOTING POWER
 BENEFICIALLY OWNED BY EACH
         REPORTING                      -0-
           PERSON               ------------------------------------------------
            WITH                9       SOLE DISPOSITIVE POWER

                                        -0-
                                ------------------------------------------------
                                10      SHARED DISPOSITIVE POWER

                                        -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  -0-
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                  [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  -0-
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

                  CO
--------------------------------------------------------------------------------

                                                            --------------------
                                                               PAGE  13  OF  16
                                                            --------------------


Item 1.  Security and Issuer.

                  This Amendment No. 4 to Schedule 13D is filed by the undersigned to amend and supplement the Schedule 13D, dated as of December 23, 1999 (the "Original 13D"), as amended by Amendment No. 1 thereto, dated as of August 3, 2000, ("Amendment No. 1"), as further amended by Amendment No. 2 thereto, dated as of February 6, 2002 ("Amendment No. 2"), as further amended by Amendment No. 3, dated as of January 6, 2003 ("Amendment No. 3"), with respect to the Common Stock, par value $0.001 per share (the "Common Stock"), of ProBusiness Services, Inc., a Delaware corporation (the "Company"). The address of the principal executive office of the Company is 4125 Hopyard Road, Pleasanton, CA 94588.


Item 2.  Identity and Background.

                  Unchanged.


Item 3.  Source and Amount of Funds or Other Consideration.

                  Unchanged.


Item 4.  Purpose of Transaction.

                  Item 4 is hereby amended and supplemented by the addition of the following:

                  On June 20, 2003, pursuant to the Agreement and Plan of Merger, dated January 5, 2003, by and among the Company, Automatic Data Processing, Inc. ("Parent") and ADP Merger Corp. ("Merger Sub"), Merger Sub merged with and into the Company and the Company became a wholly-owned subsidiary of Parent (the "Merger"). Upon such closing of the Merger, (i) the 4,507,533 shares of Common Stock beneficially owned by the Reporting Persons were converted into the right to receive $17.00 cash per share and (ii) the 1,379,144 shares of 6.9% Senior Convertible Preferred Stock (including

                                                            --------------------
                                                               PAGE  14  OF  16
                                                            --------------------


dividends payable in kind through the date of the closing of the Merger) were converted into the right to receive $26.50 cash per share.


Item 5.  Interest in Securities of the Issuer.

                  Item 5 is hereby amended and restated in its entirety as follows:

                  (a) As of the date hereof, as a result of the Merger, GAP, GAP 39, GAP 59, GAP 70, GAP 73, GAP 74, GAPCO, GAPCO II , GapStar, KG and GmbH Management each own of record no shares of Common Stock, respectively, or 0%, respectively, of the Company's issued and outstanding shares of Common Stock.

                  (b)      None.

                  (c) Except as set forth herein, to the knowledge of the Reporting Persons with respect to the persons named in response to paragraph
(a), none of the persons named in response to paragraph (a) has effected any transactions in shares of Common Stock during the past 60 days.

                  (d) No person other than the persons listed is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, any securities owned by any member of the group.

                  (e) On June 20, 2003, upon the closing of the Merger, the Reporting Persons ceased to be the beneficial owner of any shares of Common Stock.


Item 6. Contracts, Arrangements, Understandings or Relationship with Respect to the Issuer.

                  Unchanged.


Item 7.  Materials to be Filed as Exhibits.

                                            None.

                                                            --------------------
                                                               PAGE  15  OF  16
                                                            --------------------


                                   SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated as of June 20, 2003.


                                        GENERAL ATLANTIC PARTNERS, LLC

                                        By: /s/ Matthew Nimetz
                                            --------------------------------
                                            Name:  Matthew Nimetz
                                            Title: A Managing Member


                                        GENERAL ATLANTIC PARTNERS 39, L.P.

                                        By: General Atlantic Partners, LLC,
                                            Its general partner

                                        By: /s/ Matthew Nimetz
                                            --------------------------------
                                            Name:  Matthew Nimetz
                                            Title: A Managing Member


                                        GENERAL ATLANTIC PARTNERS 59, L.P.

                                        By: General Atlantic Partners, LLC,
                                            Its general partner

                                        By: /s/ Matthew Nimetz
                                            --------------------------------
                                            Name:  Matthew Nimetz
                                            Title: A Managing Member


                                        GENERAL ATLANTIC PARTNERS 70, L.P.

                                        By:     General Atlantic Partners, LLC,
                                                Its general partner

                                        By:         /s/ Matthew Nimetz
                                                Name: Matthew Nimetz
                                                Title:   A Managing Member


                                        GENERAL ATLANTIC PARTNERS 74, L.P.

                                        By: General Atlantic Partners, LLC,
                                            Its general partner

                                        By: /s/ Matthew Nimetz
                                            --------------------------------
                                            Name:  Matthew Nimetz
                                            Title: A Managing Member

                                                            --------------------
                                                               PAGE  16  OF  16
                                                            --------------------



                                        GAP COINVESTMENT PARTNERS, L.P.


                                        By: /s/ Matthew Nimetz
                                            --------------------------------
                                            Name:  Matthew Nimetz
                                            Title: A General Partner


                                        GAP COINVESTMENT PARTNERS II, L.P.


                                        By: /s/ Matthew Nimetz
                                            --------------------------------
                                            Name:  Matthew Nimetz
                                            Title: A General Partner


                                        GAPSTAR, LLC

                                        By: General Atlantic Partners, LLC,
                                            Its sole member

                                        By: /s/ Matthew Nimetz
                                            --------------------------------
                                            Name:  Matthew Nimetz
                                            Title: A Managing Member


                                        GAPCO GMBH & CO. KG

                                        By:     GAPCO Management GmbH,
                                                Its general partner

                                        By: /s/ Matthew Nimetz
                                            --------------------------------
                                            Name:  Matthew Nimetz
                                            Title: Managing Director


                                        GAPCO MANAGEMENT GMBH


                                        By: /s/ Matthew Nimetz
                                            --------------------------------
                                            Name:  Matthew Nimetz
                                            Title: Managing Director